Exhibit 4

                                    THE PLAN

Risk Factors

         A risk associated with participation in the Plan is that the Participants will be general unsecured creditors of the Company, and that in the event of the insolvency of the Company there could be insufficient assets to pay the Participants according to the terms of the Plan.

         There are also investment risks associated with the receipt of stock of the Company as part of the award distribution. By way of example, there could be a decline in the value of the stock distributed in accordance with the Plan between March 31, the valuation date used to determine the number of shares to be awarded each Participant, and the actual date these shares are distributed to the Participants, which under the Plan must be by May 15.

         The statements in this Prospectus concerning the terms and provisions of the Plan are summaries and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the documents filed as exhibits to the Registration Statement of which this Prospectus is a part. Additional updating and other information with respect to the Plan may be provided in the future to the participants.

Summary of the Plan

         The Plan is designed to reward general agents who place insurance with Penn-America and have had favorable underwriting results. The following is a summary of the current key elements of the Plan. A copy of the Plan is attached as an Exhibit to this Prospectus.

Threshold for Participation in the Plan

         The participating general agent must:

         o Generally write a minimum of $500,000 for commercial lines and $1,000,000 for personal lines in total calendar year premium. Some individual programs may vary between these two amounts.

         o For commercial lines, write at least 90% of the previous year's total premium until the agency reaches $1,000,000 in total calendar year premium, at which point the 90% requirement is waived.

         o Maintain errors and omissio n coverage with limits of at least $500,000.

Plan Components

         The Plan has three components.

         o New Agent Award. The Company will award to a new agent a one time award of common stock of PAGI with a total value of $1,000. The award will be valued as of the closing price on the day the Company executes the initial agency agreement and will be rounded to the closest whole share . No cash equivalent will be granted.

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         o Performance  Award  (Commercial  Lines Only).  Based on calendar year performance  criteria  for  policy  issuance,  promptness  of  payment of agency statements,  production  increases  over the  prior  calendar  year,  inspection
timeliness,   premium  audit   responsiveness   and  acceptable   completion  of
Penn-America audits.

         o Profit sharing. Based on policy year (i.e. the experience of all policies with an effective date falling within a given calendar year). Separate standards and payment plans are established for general liability and property coverages. Payments are based on a profit calculation formula applied to the loss development of the business over three policy years for general liability coverages, and two policy years for property insurance.

         The profit calculation formula defines the agency profit share as one half of the agency earned premium minus commissions paid times the positive difference between specified Company target policy year loss ratios and the agency's actual loss ratio.

Payment Schedule

         o For commercial lines, payments of the general liability insurance profit sharing are made in three annual installments of one third each of the agency profit share. Payments of the property coverage profit sharing are made in two annual installments of one half of each agency profit share. Payment of the performance award compensation is made the following year. Because a "policy year" actually covers 24 months of exposure (e.g., a policy with an effective date of December 31, 1997 may provide coverage through the end of 1998), the first installment of the profit sharing on a given policy year's business does not become due until the second year following, (i.e., in the example, by May
1999).

         o For personal lines, both private passenger auto liability and physical damage are made in two annual installments of one half of each agency profit share similar to commercial property above.

Modification of the Profit Sharing Plan

         Penn-America's contract gives the Company the right to prospectively amend or terminate the Plan at any time.

Termination of an Agency's Participation in the Plan

         o Termination of an agency contract for cause automatically cuts off all profit sharing eligibility as of the termination date.

         o Termination by either party for any other reason terminates the program, with the final calculation and a pro rata payment due by June 1st of the following year. This termination has the effect of voiding any profit sharing based on the agency's experience during the calendar year that the agreement was terminated, but gives the agency the benefit of the experience for prior year's business throughout the entire termination year.

         o With respect to the "New Agent Award," the Company will retain the $1,000 stock award granted at the initial signing of the general agency agreement until the expiration of one year from the date the agreement is executed by both parties. If the agreement was to terminate between the parties before the expiration of the one year period referenced above, all shares would revert back to the Company. If the general agency agreement remains in effect at the expiration

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of the  one-year  period,  the  Company  will  deliver  a stock certificate for the number of shares granted pursuant to the "New Agent Award."

Stock and Cash Payments Under the Plan

         o Under the Plan, 33 1/3% of all compensation is due to an agency under the Plan will be distributed in shares of PAGI stock, rounded up to the nearest even share. For purposes of these calculations PAGI stock will be valued at its price on March 31. If the market is closed that day, the valuation will be made based on the value of the price as of the nearest previous business day.

         o The agency will have the option, exercisable by notice to the Company received on or before March 31, of taking a specified greater percentage (either 50%, 75% or 100%) of its profit sharing compensation in PAGI stock.

         o The stock will be delivered to the agency by May 15, free of all sales commissions and transaction costs.

         o Stock granted under the Plan may not be sold for a period of six months from the determination date and will be legended accordingly.

                                  LEGAL MATTERS

         The validity of the shares of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Reed Smith Shaw & McClay LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements and schedules of Penn-America Group, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 included in the Company's Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants and upon the authority of said firm as experts in accounting and auditing.